AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 13, 2000

                                                         REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             RAVEN INDUSTRIES, INC.
               (Exact Name of Registrant as Specified in Charter)

                                  SOUTH DAKOTA
                 (State or Other Jurisdiction of Incorporation)

                                   46-0246171
                     (I.R.S. Employer Identification Number)

                               205 EAST 6TH STREET
                         SIOUX FALLS, SOUTH DAKOTA 57117
               (Address of Principal Executive Offices) (Zip Code)

                             RAVEN INDUSTRIES, INC.
                     2000 STOCK OPTION AND COMPENSATION PLAN
                              (Full Title of Plan)

                                THOMAS IACARELLA
                          VICE PRESIDENT - FINANCE AND
                               CORPORATE SECRETARY
                             RAVEN INDUSTRIES, INC.
                               205 EAST 6TH STREET
                                  P.O. BOX 5107
                         SIOUX FALLS, SOUTH DAKOTA 57117
                     (Name and Address of Agent for Service)

                                  605-336-2750
          (Telephone Number, Including Area Code, of Agent for Service)

                                   Copies to:

                             WILLIAM M. MOWER, P.A.
                       MASLON EDELMAN BORMAN & BRAND, LLP
                               3300 NORWEST CENTER
                             90 SOUTH SEVENTH STREET
                          MINNEAPOLIS, MINNESOTA 55402
                                 (612) 672-8200


                         CALCULATION OF REGISTRATION FEE

                                                                 PROPOSED
TITLE OF                                    PROPOSED MAXIMUM     MAXIMUM            AMOUNT OF
OF SECURITIES TO BE        AMOUNT TO BE     OFFERING PRICE       AGGREGATE          REGISTRATION
REGISTERED                 REGISTERED       PER SHARE (1)        OFFERING PRICE     FEE
------------------------------------------------------------------------------------------------
Common Stock ($1.00           250,000           $14.00            $3,500,000          $924.00
par value per share)          Shares

(1) Estimated solely for purposes of computing the registration fee in accordance with Rule 457(h) and based upon the average of the high and low prices of the Common Stock on the Nasdaq National Market System on July 7, 2000.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

       The following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference and made a part hereof:

       (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended January 31, 2000.

       (b) The Registrant's Quarterly Report on Form 10-Q for the period ended April 30, 2000.

       (c) Description of the Registrant's Common Stock, $1.00 par value per share, included in the Registrant's Registration Statement on Form S-8 (Registration No. 2-59527) under the caption "Description of Common Stock."

       All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

       Article Eighth of the Company's Articles of Incorporation reads as follows:

       LIMITATION OF LIABILITY OF DIRECTORS. No director of the corporation shall be personally liable to the corporation or any shareholder for monetary damages for breach of fiduciary duty as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law for: (i) breach of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) any violation of South Dakota Codified Laws Sections 47-5-15 to 47-5-19, inclusive, (iv) any transaction from which the director derived an improper personal benefit, or (v) any act or omission occurring prior to the date when this Article Eighth becomes effective. Neither the amendment nor repeal of this paragraph, nor the adoption of any provision of this Articles of Incorporation inconsistent with this paragraph, shall apply to or have any effect upon the liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of any inconsistent provision.

       Article XII of the Company's bylaws reads as follows:

       ARTICLE XII - INDEMNIFICATION

       Any person, his heirs, executors, or administrators, may be indemnified or reimbursed by the Corporation for reasonable expenses actually incurred in connection with any action, suit, or proceeding, civil or criminal, to which he or they shall be made a party by reason of his being or having been a Director or Officer of the Corporation or of any firm, corporation, or organization which he served in any such capacity at the request of the Board of Directors of the Corporation as duly evidenced by resolution of such Board: Provided, however, that no person shall be so indemnified or reimbursed in relation to any matter in such action, suit or proceeding as to which he shall finally be adjudged to have been guilty of or liable for negligence or willful misconduct in the performance of his duties of the Corporation; and provided further, that no person shall be so indemnified or reimbursed in relation to any matter in such action, suit, or proceeding which has been made the subject of a compromise settlement except with the approval of a court of competent jurisdiction, or the holders of record of a majority of the whole number of the Directors. The foregoing right of indemnification or reimbursement shall not be exclusive of other rights to which such person, his heirs, executors, or administrators may be entitled as a matter of law.

ITEM 8. EXHIBITS.

 4.1. Articles of Incorporation of the Company (Incorporated by reference to Exhibit 3(a) to the Registrant's Annual Report on Form 10-K for the fiscal year ended January 31, 1989.)

 4.2. Bylaws of the Company (Incorporated by reference to Exhibit 3(b) to the Registrant's Annual Report on Form 10-K for the fiscal year ended January 31, 1989.)

 5.1.  Opinion of Maslon Edelman Borman & Brand, LLP

23.1.  Consent of Maslon Edelman Borman & Brand, LLP   (contained in Exhibit 5).

23.2.  Consent of PricewaterhouseCoopers LLP


ITEM 9. UNDERTAKINGS.

       The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act");

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

       (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sioux Falls, State of South Dakota on this 12th day of July, 2000.

                             RAVEN INDUSTRIES, INC.
                              Registrant

                             By /s/ David A. Christensen
                               ---------------------------
                             Its President and CEO
                                --------------------------



       Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

           NAME                             TITLE                      DATE
           ----                             -----                      ----


/s/ Conrad J. Hoigaard         Chairman of the Board               July 12, 2000
-----------------------------                                     --------------
      Conrad J. Hoigaard

/s/ David A. Christensen       President and Chief Executive       July 12, 2000
-----------------------------  Officer and Director               --------------
      David A. Christensen     (Principal Executive Officer)

/s/ Thomas Iacarella           Financial Officer, Vice President-  July 12, 2000
-----------------------------  Finance, Secretary and Treasurer   --------------
      Thomas Iacarella         (Principal Financial and
                               Accounting Officer)

/s/ Ronald M. Moquist          Executive Vice President and        July 12, 2000
-----------------------------  Director                           --------------
      Ronald M. Moquist

/s/ Anthony W. Bour            Director                            July 12, 2000
-----------------------------                                     --------------
      Anthony W. Bour

/s/ Thomas S. Everist          Director                            July 12, 2000
-----------------------------                                     --------------
      Thomas S. Everist

/s/ Mark E. Griffin            Director                            July 12, 2000
-----------------------------                                     --------------
      Mark E. Griffin

/s/ Kevin T. Kirby             Director                            July 12, 2000
-----------------------------                                     --------------
      Kevin T. Kirby

                                  EXHIBIT INDEX

Exhibit
No.      Description of Exhibit                                         Page No.
--------------------------------------------------------------------------------

 5.1.    Opinion of Maslon Edelman Borman & Brand, LLP
23.1. Consent of Maslon Edelman Borman & Brand, LLP (contained in Exhibit 5.1)
23.2.    Consent of PricewaterhouseCoopers LLP